Exhibit 99.1

Edge Petroleum Corporation Updates 2006 Operating Activities and Guidance

          HOUSTON, March 9 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) provided an update about its operating activities today.  Since the beginning of 2006, Edge has drilled a total of 15 wells, with 13 apparent successes.  Four wells are currently drilling and eight wells are in various stages of completion operations.  Two of the currently drilling wells are located in South Texas and two are in southeast New Mexico.  Current net production is estimated to be approximately 52 MMcfe per day.

          In addition to its drilling related operations, Edge continues to build its undeveloped acreage position and add to its seismic data base. Undeveloped acreage under lease or option in Edge’s focus areas have grown from approximately 24,000 net acres at year-end 2004 to approximately 113,000 net acres currently.  The current undeveloped acreage position includes approximately 50,000 net acres in south Texas, 7,000 net acres in the Mississippi Salt Basin, 17,000 net acres in southeast New Mexico, 5,000 net acres and 34,000 net acres in the Arkansas and Mississippi Shale Gas plays, respectively.  Since year-end 2005, Edge has acquired and is reprocessing over 240 square miles of 3-D seismic data in the Mississippi Salt Basin and plans to begin the acquisition of an additional 33 square miles of proprietary 3-D seismic data during the third quarter of 2006.  In south Texas, Edge is currently acquiring new, proprietary 3-D seismic data covering approximately 25 square miles with plans to acquire up to another 75 square miles by the end of 2006.

          Commenting on the recent activities and expectations for the near term, John O. Tugwell, Edge’s Executive Vice President and Chief Operating Officer, noted, “We had a large amount of carry over activity from year-end 2005 in south Texas and southeast New Mexico, both wells drilling and wells completing. Our drilling activities in the first quarter have continued at a high level.  We expect to drill a total of 17 to 19 wells in the first quarter of 2006, in addition to managing all of the completion activity on wells drilled in 2005.  We recently completed our Box Canyon 13 Federal #1 well (Edge Operated, 100% W.I.) in southeast New Mexico which was spud in September and logged in October of 2005.  It took approximately four months to finalize all of the completion operations on this well which tested at rates in excess of 3 MMcfe per day from the Morrow section and is currently being brought on line.  Early in April, we expect to spud our deep Hosston well in Mississippi, the Patterson #2 (Edge operated, 75% W.I.).  Also in the second quarter, we expect to commence drilling operations in the Chapman Ranch Field in Nueces County, Texas and maintain a two to three rig program in the Queen City play in Jim Hogg County, Texas through the balance of 2006.”

          Commenting on the overall operating environment, John W. Elias, Edge’s Chairman, President and CEO reported, “The overall operating environment is as stretched as I have seen it in many years.  All sectors of our industry are experiencing shortages of experienced personnel, equipment and materials which is resulting in delays, cost inflation and quality of work issues.  At the same time, a record warm winter, a sustained increase in the number of rigs running and higher commodity prices all have contributed to a supply/demand imbalance and a drop in average natural gas prices from the low teens in early December to the mid-$6 level today.  This combination of rising service costs and falling gas prices will put pressure on the industry’s operating margins. We have seen this situation before, and while we believe the long term outlook for natural gas remains strong, we are adopting a cautious near term posture in the face of soft gas prices, climbing service sector costs and a very tight rig availability market.  As a result, we are reducing the number of wells we expect to drill this year and our production guidance.  After a full assessment of the operating and fiscal environment, we believe these modest reductions to our 2006 program are appropriate.  Even so, we are confident in our ability to maintain our track record of delivering results that will increase shareholder value.  Certainly, as this year unfolds, we will have ample opportunity to add to our program as conditions warrant.  We are continuing our investments in undeveloped property and seismic which are the fuel for our future activity, as well as keeping our focus on acquisition opportunities.”

          Based upon year-end 2005 financial results and the recently updated operating activities, Edge has updated its guidance for the first quarter and full year 2006, as shown below.

	2006 1st Qtr. Est.	2006 Full Year Est.	2005 Actual

Production, Bcfe	4.3 to 4.5	18.5 to 21.5	16.4
% Gas	80%	80%	77%
Operating Cost, ($/Mcfe)
Lease Operating	$0.55 - $0.58	$0.55 - $0.60	$0.52
Ad Valorem Tax	$0.14 - $0.17	$0.15 - $0.20	$0.10
Severance Tax, % of Revenue	5.5% - 6.5%	5.5% - 6.5%	5.8%
DD&A	$3.37 - $3.40	$3.35 - $3.40	$2.46
Cash G&A	$0.60 - $0.63	$0.58 - $0.63	$0.60

          Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.  Edge common stock is listed on the NASDAQ National Market under the symbol “EPEX.”

          Statements regarding production volumes, drilling activity, price weakness, all guidance and forecasts for the first quarter and full year 2006, increased production, future growth, shareholder value, cash flow, funding of capital needs, production rates, prices, including future oil and gas prices, and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved.  Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation, effects and risks of acquisitions, and the ability of the company to meet its stated business goals.

SOURCE  Edge Petroleum Corporation
          -0-                                                            03/09/2006
          /CONTACT:  Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
          /Web site:  http://www.edgepet.com /